Exhibit 99.1

1st Quarter 2011

AIMCO
Apartment Investment and Management Company

Vinings Mountain Apartments
Atlanta, GA

Apartment Investment and Management Company
Announces First Quarter 2011 Results
Denver, Colorado — April 29, 2011 — Apartment Investment and Management Company (NYSE: AIV) announced today its first quarter 2011 results.
Chairman and Chief Executive Officer Terry Considine comments: “Aimco executed its plan successfully during the quarter. Total Same Store property net operating income increased 8.5%, with a 2.1% increase in revenue and a 6.8% decrease in expenses. Offsite costs decreased 5% compared to first quarter 2010, and we remain committed to further reductions by deploying labor saving technology and by simplifying our business. We are off to a good start in 2011.”
Chief Financial Officer Ernie Freedman adds: “First quarter Pro forma FFO of $0.39 per share exceeded the upper end of our guidance range by $0.02 per share, primarily as a result of better than expected property operating results. During the quarter, we further strengthened our balance sheet by reducing our 2011 property debt maturity exposure by $90 million and our 2012 exposure by $105 million. We are establishing second quarter Pro forma FFO guidance of $0.33 to $0.37 per share and increasing full year Pro forma FFO guidance from a range of $1.46 to $1.56 per share to a range of $1.49 to $1.59 per share.”
Financial Results
Diluted Per Share Results

	FIRST QUARTER
	2011	2010
Net loss per share	$(0.27)	$(0.35)
Funds from Operations (FFO)	$0.38	$0.25
Add back Aimco’s share of operating real estate impairment losses	$0.01	$0.07
Add back / deduct Aimco’s share of preferred equity redemption related amounts	—	—
Pro forma Funds from Operations (Pro forma FFO)	$0.39	$0.32
Deduct Aimco’s share of Capital Replacements	$(0.10)	$(0.10)
Adjusted Funds From Operations (AFFO)	$0.29	$0.22
Net loss — Net loss attributable to Aimco common stockholders for the quarter was $31.8 million, compared to net loss of $40.4 million for first quarter 2010. First quarter 2011 net loss decreased as compared to first quarter 2010 primarily due to an increase of $9.9 million in net operating income of our properties included in continuing operations, an increase of $4.7 million in net investment management income and a decrease of $4.1 million in depreciation and amortization. These increases in income were partially offset by a decrease in income from discontinued operations attributable to Aimco as a result of 2010 and 2011 property sales.
Funds from Operations — FFO is a non-GAAP financial measure defined in the glossary in Aimco’s Supplemental Information (the Glossary). FFO calculated in accordance with the definition prescribed by the National Association of Real Estate Investment Trusts (NAREIT) was $44.4 million, or $0.38 per share, compared to $29.3 million, or $0.25 per share, in first quarter 2010. Pro forma FFO, which represents FFO as prescribed by NAREIT but excludes operating real estate impairment losses and preferred equity redemption related amounts, was $45.8 million, or $0.39 per share, compared to $36.9 million, or $0.32 per share, in first quarter 2010. First quarter 2011 Pro forma FFO of $0.39 per share was $0.02 per share above the upper end of Aimco’s guidance range primarily as a result of better than expected property operating results.

AIMCO 1st Quarter 2011	Page 1

Property Operations
Property operating results discussed below represent Aimco’s Proportionate Share of reported amounts, which reflects property operating results adjusted for Aimco’s ownership in each property. This non-GAAP measure is defined in the Glossary.
Diversified Operating Portfolio — Aimco’s property operations consist primarily of Conventional, with some Affordable, real estate operations. Conventional real estate operations relate to Aimco’s diversified portfolio of market rate apartment communities and include Same Store Properties, Redevelopment Properties, and Other Properties. Conventional Property operations generated 87% of Aimco’s first quarter 2011 property net operating income (NOI). See Supplemental Schedules 7a and 7b for detailed information on Aimco’s Conventional real estate portfolio, including selected operating results.
Affordable real estate operations consist of Aimco’s portfolio of properties with rents that are generally paid, in whole or in part, by a government agency. Affordable properties tend to have more stable rents and higher occupancy than Conventional properties due to government rent payments and thus are less affected by market fluctuations. Affordable Property operations generated 13% of Aimco’s first quarter 2011 NOI.
First Quarter Portfolio Operating Measures*

	FIRST QUARTER 2011
	% Aimco	Year-over-year Variance
	NOI	Revenue	Expenses	NOI
Conventional Same Store	80%	1.6%	-6.6%	7.2%
Affordable Same Store	12%	5.5%	-7.7%	17.8%
Total Same Store	92%	2.1%	-6.8%	8.5%

Other Conventional	7%	-1.1%	2.0%	-4.1%
Affordable Redevelopment	1%	8.8%	-0.7%	16.8%
Total Portfolio	100%	1.9%	-5.8%	7.6%

*
The information in this table relates to properties that Aimco owns and manages, and that are classified within continuing operations. Results exclude properties that Aimco owns but does not manage and properties classified within discontinued operations. To ensure comparability between periods, the year-over-year change in Revenue, Expenses and NOI in this table is based on Aimco’s current period ownership. See the Glossary for additional information about the property categories included in this table and Schedules 1 and 2 in the Supplemental Information for financial and statistical information for these portfolios.

Conventional Same Store Results — In first quarter 2011, the Conventional Same Store portfolio included 178 communities with 60,173 units, in which Aimco had a weighted average ownership of 94%.
Conventional Same Store Operating Measures

	FIRST QUARTER			FIRST QUARTER
	Year-over-year			Sequential
	2011	2010	Variance	4th Qtr	Variance
$ in millions except rent per unit
Average Daily Occupancy	96.4%	96.0%	0.4%	96.7%	-0.3%
Average Rent Per Unit	$1,049	$1,043	0.6%	$1,046	0.3%

Revenue	$189.2	$186.2	1.6%	$188.7	0.3%
Expenses	(70.8)	(75.8)	-6.6%	(69.4)	2.1%
NOI	$118.4	$110.4	7.2%	$119.3	-0.7%

AIMCO 1st Quarter 2011	Page 2

Comparing Conventional Same Store results in first quarter 2011 with first quarter 2010, total revenue increased $3.0 million, or 1.6%. The increase in revenue was primarily the result of higher average daily occupancy of 96.4% for first quarter 2011 compared to 96.0% for first quarter 2010, and higher average rent per unit, up $6 per unit or 0.6%, from $1,043 per unit to $1,049 per unit.
During first quarter 2011, Conventional Same Store expenses decreased $5.0 million or 6.6%, primarily as a result of decreases in employee related costs, real estate taxes, utilities, apartment unit turnover expenses, repairs and maintenance expenses and marketing costs. These decreases were partially offset by higher insurance costs. Refer to Supplemental Schedules 6a and 6b for additional details on Conventional Same Store operating results.
Conventional Same Store Rental Rate Trends — Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified as either a new lease, where a vacant apartment is leased to a new customer, or a renewal of an existing lease.
On average, first quarter 2011 new lease rates were 1.9% higher than expiring lease rates, compared to rates 0.9% higher than expiring lease rates in fourth quarter 2010. During first quarter 2011, renewal rates were 3.0% higher than expiring lease rates, compared to rates that were 1.6% higher than expiring lease rates in the fourth quarter 2010.
Affordable Same Store Results — In first quarter 2011, the Affordable Same Store portfolio included 145 communities with 17,469 units, in which Aimco had a weighted average ownership of 66%. For the first quarter 2011, average month-end occupancy for the affordable portfolio was 97.5%, an increase of 0.4% from first quarter 2010, while average rent per unit increased 4.4% from $797 to $832 per unit. During the first quarter 2011, Affordable Same Store expenses decreased 7.7% primarily as a result of lower contract services and administrative expenses.
Portfolio
Aimco’s portfolio strategy focuses on B/B+ quality Conventional apartment communities located in the 20 largest U.S. markets as measured by total apartment value, with a target capital allocation of 10% to Affordable apartment communities.
Aimco measures Conventional Property asset quality based on average rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines A-quality assets as those with rents greater than 125% of local market average, B-quality assets as those with rents 90% to 125% of local market average and C-quality assets as those with rents less than 90% of local market average. For the fourth quarter 2010, the most recent period for which REIS information is available, Aimco’s Conventional Property rents averaged 99% of local market average rents.
For the first quarter 2011, average rents for the Conventional portfolio were $1,060 per unit, a 2.5% increase compared to first quarter 2010, as a result of the sale of Conventional properties during 2010 with rents averaging 25% lower than the retained portfolio and positive rent growth in the retained portfolio.
Aimco’s geographic allocation strategy focuses on the 20 largest U.S. markets. Aimco believes these markets to be deep, relatively liquid and possessing desirable long-term growth characteristics. These target markets are primarily coastal markets, and also include a number of Sun Belt cities and Chicago, Illinois. In executing this strategy, Aimco expects to reduce its investment in markets outside the 20 largest markets and to increase its investment in the 20 largest markets through redevelopment, acquisitions and increasing ownership in properties Aimco already owns. During first quarter 2011, net operating income generated by Conventional properties located in the 20 largest markets accounted for 85% of total Conventional Property net operating income, an increase of 2% compared to first quarter 2010. In first quarter 2011, Aimco sold two Conventional properties and five Affordable properties with 478 and 647 units, respectively, for $28.9 million in gross proceeds. Aimco’s share of net proceeds after distributions to limited partners, repayment of existing property debt and transaction costs was $9.2 million.
See Supplemental Schedules 7a and 7b for additional details regarding Aimco’s portfolio quality and capital allocation, and Supplemental Schedule 8 for additional details on disposition activity.
Partnership Transaction Activity — During 2011, Aimco acquired the remaining noncontrolling limited partnership interests in six consolidated real estate partnerships that own nine properties and in which Aimco affiliates serve as general partner for a total cost of $6.1 million.

AIMCO 1st Quarter 2011	Page 3

Termination of Fee Contracts — As of December 31, 2010, Aimco property managed or asset managed for a fee 321 properties associated with two distinct multifamily portfolios. During first quarter 2011, Aimco and the owners of one of these portfolios agreed to the termination of the asset and property management contracts associated with the portfolio. In connection with the termination of these management contracts, Aimco recognized $1.3 million of previously deferred asset management fee income during first quarter 2011.
Through this and other transactions during first quarter 2011, Aimco reduced its fee managed portfolio by 108 properties with 11,722 units, furthering the company’s goal of simplifying its business and reducing costs. Refer to Supplemental Schedule 2 for details of Aimco’s portfolio as of March 31, 2011.
Balance Sheet and Liquidity

	AS OF MARCH 31, 2011
		% of Total	Weighted	Weighted Avg
	Amount	Leverage	Avg Maturity (Yrs)	Rate
Aimco leverage ($ in millions)
Aimco’s share of long-term, non-recourse property debt	$4,884.5	86%	8.0	5.55%
Aimco’s share of other borrowings	34.5	1%	n/a	5.33%
Subtotal debt	4,919.0	87%	8.0	5.55%

Preferred securities	762.0	13%	Perpetual	7.42%

Total leverage	$5,681.0	100%	n/a	5.80%
See Supplemental Schedule 4 for additional details about Aimco’s non-recourse property debt and Supplemental Schedule 5 for information related to Aimco’s preferred securities.
Aimco’s recourse debt at March 31, 2011, was limited to its revolving credit facility, which Aimco uses for working capital purposes and to secure letters of credit. At the end of first quarter, Aimco had no outstanding borrowings on its revolving credit facility and available capacity was $263.4 million, net of $36.6 million of letters of credit backed by the facility.
Aimco’s first quarter EBITDA Coverage of Interest and EBITDA Coverage of Interest and Preferred Dividends ratios were 2.11:1 and 1.72:1, compared to fourth quarter 2010 ratios of 2.07:1 and 1.68:1, respectively. Separately, in connection with its revolving credit facility, Aimco is subject to Debt Service and Fixed Charge Coverage covenants, as defined in the Glossary. For first quarter 2011, Aimco’s Debt Service and Fixed Charge Coverage ratios were 1.58:1 and 1.34:1, compared to covenants in place during the quarter of 1.40:1 and 1.20:1, respectively, and fourth quarter 2010 ratios of 1.57:1 and 1.33:1. Aimco expects to remain in compliance with these covenants.
From January 1, 2011 through the date of this release, Aimco has issued 1.5 million shares under its At-the-Market (ATM) offering program at a weighted average price of $24.69 per share, generating gross proceeds of $37.0 million. The proceeds from the ATM offering were used primarily to fund deleveraging activities and the partnership transactions described in this release.
Dividend — Aimco’s Board of Directors declared a cash dividend of $0.12 per share on its Class A Common Stock for the quarter ended March 31, 2011. The dividend is payable May 31, 2011 to shareholders of record on May 20, 2011.

AIMCO 1st Quarter 2011	Page 4

2011 Outlook

	SECOND	FULL
	QUARTER	YEAR

Net loss per share	-$0.36 to -$0.32	-$1.20 to -$1.10
Pro forma FFO per share	$0.33 to $0.37	$1.49 to $1.59

Conventional Same Store Operating Measures
NOI change compared to first quarter 2011	-0.5% to 0.5%
NOI change compared to same period 2010	2.5% to 3.5%	3.0% to 5.0%
Average daily occupancy		95.5% - 96.5%
Revenue change compared to 2010		2.0% to 3.0%
Expense change compared to 2010		-0.5% to 0.5%

Total Portfolio NOI change compared to 2010		2.5% to 4.5%
2011 Property Tour Schedule
Management will be hosting property tours in the following cities on the dates indicated. Additional details will be communicated in the coming months.

Markets	Dates

Washington DC *	July 12th
Philadelphia *	July 13th
Southern California	October 4th – 5th

*	Please note that the dates of the Philadelphia/Washington DC property tours have been accelerated by one day relative to Aimco’s original announcement of this event.
About Aimco
Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the 20 largest markets in the United States. Aimco is one of the country’s largest owners and operators of both conventional and affordable apartments, with 648 communities serving approximately 500,000 residents in 42 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Investor Relations 303-691-4350, Investor@Aimco.com
Elizabeth Coalson, Vice President Investor Relations 303-691-4327
Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at the link http://www.aimco.com/CorporateInformation/About/Financial/QEarnRelease.aspx.

AIMCO 1st Quarter 2011	Page 5

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. These measures are defined in the glossary in the Supplemental Information and, where appropriate, reconciled to the most comparable GAAP measures.
Earnings Conference Call
Aimco’s first quarter 2011 earnings conference call will be held Friday, April 29, 2011, at 1:00 p.m. Eastern time.
Live Conference Call
Domestic Dial-In Number: 1-866-843-0890
International Dial-In Number: 1-412-317-9250
Passcode: 0093689
Webcast: http://www.aimco.com/CorporateInformation/Overview.aspx
Conference Call Replay
Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-0088
Passcode: 449948
The conference call replay will be available until 5:00 p.m. Eastern time on May 9, 2011.
Webcast Replay: http://www.aimco.com/CorporateInformation/About/Financial/news.aspx
Forward-looking Statements
This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of second quarter and full year 2011 results. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to, Aimco’s ability to maintain current or meet projected occupancy, rental rates and property operating results. Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: financing risks, including the availability and cost of capital markets financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; earnings may not be sufficient to maintain compliance with debt covenants; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of acquisitions and dispositions; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by Aimco. In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on our ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2010, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

AIMCO 1st Quarter 2011	Page 6

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)	(page 1 of 2)

	Three Months Ended
	March 31,
	2011	2010
REVENUES:
Rental and other property revenues	$277,317	$272,124
Asset management and tax credit revenues	9,236	4,701

Total revenues	286,553	276,825

OPERATING EXPENSES:
Property operating expenses	126,084	130,799
Investment management expenses	3,031	3,229
Depreciation and amortization	100,911	105,035
General and administrative expenses	11,125	11,736
Other expenses, net	3,928	2,273

Total operating expenses	245,079	253,072

Operating income	41,474	23,753

Interest income	2,248	3,200
Provision for losses on notes receivable, net	(17)	(426)
Interest expense	(76,381)	(77,677)
Equity in (losses) income of unconsolidated real estate partnerships	(1,648)	9,149
Gain on dispositions of unconsolidated real estate and other, net	1,212	1,444

Loss before income taxes and discontinued operations	(33,112)	(40,557)

Income tax benefit	2,528	3,624

Loss from continuing operations	(30,584)	(36,933)

Income from discontinued operations, net [1]	3,307	20,173

Net loss	(27,277)	(16,760)
Noncontrolling interests:
Net loss (income) attributable to noncontrolling interests in consolidated real estate partnerships	7,305	(12,134)
Net income attributable to preferred noncontrolling interests in Aimco Operating Partnership	(1,671)	(1,693)
Net loss attributable to common noncontrolling interests in Aimco Operating Partnership	2,383	3,069

Total noncontrolling interests	8,017	(10,758)

Net loss attributable to Aimco	(19,260)	(27,518)
Net income attributable to Aimco preferred stockholders	(12,456)	(12,922)
Net income attributable to participating securities	(57)	—

Net loss attributable to Aimco common stockholders	$(31,773)	$(40,440)

Weighted average common shares outstanding — basic and diluted	117,320	116,035

Earnings (loss) per common share — basic and diluted:
Loss from continuing operations attributable to Aimco common stockholders	$(0.30)	$(0.43)
Income from discontinued operations attributable to Aimco stockholders	0.03	0.08

Net loss attributable to Aimco common stockholders	$(0.27)	$(0.35)

AIMCO 1st Quarter 2011	Page 7

Consolidated Statements of Operations (continued)

Notes to Consolidated Statements of Operations	(page 2 of 2)

[1]	Income from discontinued operations consists of the following (in thousands):

	Three Months Ended
	March 31,
	2011	2010
Rental and other property revenues	$1,983	$20,417
Property operating and other expenses	(1,560)	(12,714)
Depreciation and amortization	(539)	(4,776)
Provision for operating real estate impairment losses	(3,855)	(7,225)

Operating loss	(3,971)	(4,298)
Interest income	51	49
Interest expense	(301)	(3,126)

Loss before gain on dispositions of real estate and income taxes	(4,221)	(7,375)
Gain on dispositions of real estate	7,718	26,339
Income tax (expense) benefit	(190)	1,209

Income from discontinued operations, net	$3,307	$20,173

Loss (income) from discontinued operations attributable to:
Noncontrolling interests in consolidated real estate partnerships	$907	$(10,098)
Noncontrolling interests in Aimco Operating Partnership	(293)	(676)

Total noncontrolling interests	614	(10,774)

Income from discontinued operations attributable to Aimco	$3,921	$9,399

AIMCO 1st Quarter 2011	Page 8

Consolidated Balance Sheets
(in thousands) (unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Buildings and improvements	$7,278,391	$7,254,069
Land	2,128,831	2,128,734

Total real estate	9,407,222	9,382,803
Accumulated depreciation	(2,990,025)	(2,893,056)

Net real estate	6,417,197	6,489,747
Cash and cash equivalents	81,360	111,325
Restricted cash	199,241	201,058
Accounts receivable	59,349	49,855
Accounts receivable from affiliates, net	8,049	8,392
Deferred financing costs, net	48,171	47,779
Notes receivable from unconsolidated real estate partnerships, net	10,744	10,896
Notes receivable from non-affiliates, net	121,651	116,726
Investment in unconsolidated real estate partnerships	57,604	59,282
Other assets	188,529	180,596
Deferred income tax assets, net	59,435	58,736
Assets held for sale	10,502	44,174

Total assets	$7,261,832	$7,378,566

LIABILITIES AND EQUITY
Non-recourse property tax-exempt bond financing	$431,452	$514,506
Non-recourse property loans payable	4,963,846	4,916,022
Other borrowings	45,281	47,018

Total indebtedness	5,440,579	5,477,546

Accounts payable	21,818	27,322
Accrued liabilities and other	226,298	250,106
Deferred income	153,345	150,735
Security deposits	35,323	34,935
Liabilities related to assets held for sale	4,066	27,722

Total liabilities	5,881,429	5,968,366

Preferred noncontrolling interests in Aimco Operating Partnership	83,404	83,428
Preferred stock subject to repurchase agreement	20,000	20,000
Equity:
Perpetual Preferred Stock	657,601	657,601
Class A Common Stock	1,191	1,176
Additional paid-in capital	3,084,572	3,070,296
Accumulated other comprehensive loss	(2,042)	(2,076)
Distributions in excess of earnings	(2,726,882)	(2,680,955)

Total Aimco equity	1,014,440	1,046,042

Noncontrolling interests in consolidated real estate partnerships	300,607	291,458
Common noncontrolling interests in Aimco Operating Partnership	(38,048)	(30,728)

Total equity	1,276,999	1,306,772

Total liabilities and equity	$7,261,832	$7,378,566

AIMCO 1st Quarter 2011	Page 9

AIMCO 1st Quarter 2011

SUPPLEMENTAL INFORMATION

AIMCO

Apartment Investment and Management Company

Page

3	Schedule 1 — Funds From Operations

5	Schedule 2 — Portfolio Summary

6	Schedule 3 — Net Asset Value Supplemental Information

8	Schedule 4 — Non-recourse Property Debt Information

10	Schedule 5 — Share Data

11	Schedule 6a — Conventional Same Store Operating Results (1Q 2011 v. 1Q 2010)

12	Schedule 6b — Conventional Same Store Operating Results (1Q 2011 v. 4Q 2010)

13	Schedule 7a — Total Conventional Portfolio Data by Market (1Q 2011 v. 1Q 2010)

14	Schedule 7b — Total Conventional Portfolio Data by Market (4Q 2010)

15	Schedule 8 — Property Sales and Acquisition Activity

16	Schedule 9 — Capital Additions

17	Glossary and Reconciliations

AIMCO 1st Quarter 2011	Page 2

Supplemental Schedule 1

Funds From Operations	(page 1 of 2)
Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010
(in thousands) (unaudited)

	Three Months Ended March 31, 2011				Three Months Ended March 31, 2010
		Proportionate				Proportionate
		Share of				Share of
	Consolidated	Unconsolidated	Noncontrolling	Proportionate	Consolidated	Unconsolidated	Noncontrolling	Proportionate
	Amount	Partnerships	Interests	Amount	Amount	Partnerships	Interests	Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$202,924	$—	$(14,725)	$188,199	$199,698	$—	$(17,049)	$182,649
Affordable Same Store	41,665	174	(12,299)	29,540	39,757	181	(11,937)	28,001

Total Same Store	244,589	174	(27,024)	217,739	239,455	181	(28,986)	210,650
Other Conventional [1]	22,885	1,198	(1,819)	22,264	23,150	1,166	(2,076)	22,240
Other Affordable	9,264	1,998	(5,043)	6,219	8,782	3,998	(7,087)	5,693
Property management revenues, primarily from affiliates, net	579	(157)	1,557	1,979	737	(245)	1,965	2,457

Total rental and other property revenues	277,317	3,213	(32,329)	248,201	272,124	5,100	(36,184)	241,040

Property operating expenses
Conventional Same Store	75,873	—	(5,777)	70,096	81,256	—	(7,264)	73,992
Affordable Same Store	18,534	159	(6,207)	12,486	19,965	153	(6,590)	13,528

Total Same Store	94,407	159	(11,984)	82,582	101,221	153	(13,854)	87,520
Other Conventional [1]	11,405	769	(885)	11,289	11,281	796	(1,081)	10,996
Other Affordable	4,838	1,173	(2,931)	3,080	4,654	2,611	(4,026)	3,239
Casualties	4,860	(11)	65	4,914	1,769	31	471	2,271
Property management expenses	10,574	—	—	10,574	11,874	—	—	11,874

Total property operating expenses	126,084	2,090	(15,735)	112,439	130,799	3,591	(18,490)	115,900

Net real estate operations	151,233	1,123	(16,594)	135,762	141,325	1,509	(17,694)	125,140

Amortization of deferred tax credit income	7,103	—	—	7,103	6,602	—	—	6,602
Asset management revenues	1,254	—	776	2,030	136	—	771	907
Non-recurring revenues [2]	879	—	31	910	(2,037)	—	—	(2,037)

Total asset management and tax credit revenues	9,236	—	807	10,043	4,701	—	771	5,472

Investment management expenses	(3,031)	—	—	(3,031)	(3,229)	—	—	(3,229)
Depreciation and amortization related to non-real estate assets	(3,217)	(1)	52	(3,166)	(3,948)	(2)	61	(3,889)
General and administrative expenses	(11,125)	(1)	318	(10,808)	(11,736)	(3)	480	(11,259)
Other expense, net	(3,928)	(1,679)	3,736	(1,871)	(2,273)	8,494	(6,676)	(455)
Interest income	2,248	(56)	267	2,459	3,200	(46)	415	3,569
Provision for losses on notes receivable	(17)	—	(151)	(168)	(426)	—	(14)	(440)
Interest expense	(76,381)	(509)	8,916	(67,974)	(77,677)	(974)	10,926	(67,725)
Income tax benefit	2,587	—	—	2,587	3,632	—	—	3,632
Discontinued operations, net of non-FFO items	124	—	(415)	(291)	4,752	—	(1,099)	3,653
Preferred dividends and distributions	(14,127)	—	—	(14,127)	(14,615)	—	—	(14,615)
Operating real estate impairment losses, net of related income tax benefit	(3,822)	—	2,348	(1,474)	(7,225)	(399)	(585)	(8,209)
Common noncontrolling interests in Aimco Operating Partnership	(3,318)	—	—	(3,318)	(2,168)	—	—	(2,168)
Amounts allocated to participating securities	(232)	—	—	(232)	(154)	—	—	(154)

Funds From Operations	46,230	(1,123)	(716)	44,391	34,159	8,579	(13,415)	29,323

Operating real estate impairment losses, net	3,822	—	(2,348)	1,474	7,225	399	585	8,209
Common noncontrolling interests in Aimco Operating Partnership	(102)	—	—	(102)	(571)	—	—	(571)
Amounts allocated to participating securities	(8)	—	—	(8)	(40)	—	—	(40)

Pro forma Funds From Operations	$49,942	$(1,123)	$(3,064)	$45,755	$40,773	$8,978	$(12,830)	$36,921

		Weighted average shares — diluted FFO		117,650		Weighted average shares — diluted FFO		116,334

		Per Share:				Per Share:
		Funds From Operations		$0.38		Funds From Operations		$0.25
		Pro forma Funds From Operations		$0.39		Pro forma Funds From Operations		$0.32

AIMCO 1st Quarter 2011	Page 3

Supplemental Schedule 1 (continued)

Pro Forma Funds From Operations Reconciliation to GAAP	(page 2 of 2)
Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010
(in thousands) (unaudited)

	Three Months Ended March 31, 2011				Three Months Ended March 31, 2010
		Proportionate				Proportionate
		Share of				Share of
	Consolidated	Unconsolidated	Noncontrolling	Proportionate	Consolidated	Unconsolidated	Noncontrolling	Proportionate
	Amount	Partnerships	Interests	Amount	Amount	Partnerships	Interests	Amount
Pro Forma Funds From Operations	$49,942	$(1,123)	$(3,064)	$45,755	$40,773	$8,978	$(12,830)	$36,921

Adjustments related to continuing operations:
Depreciation and amortization	(100,911)	(637)	10,242	(91,306)	(105,035)	(1,028)	11,888	(94,175)
Depreciation and amortization related to non-real estate assets	3,217	1	(52)	3,166	3,948	2	(61)	3,889
Gain on dispositions of and impairments related to unconsolidated entities and other	1,212	111	(1,144)	179	1,444	1,197	(2,126)	515
Income tax expense on gain on dispositions of real estate related to unconsolidated entities	(59)	—	—	(59)	(7)	—		(7)

Adjustments related to discontinued operations:
Depreciation and amortization	(539)	—	141	(398)	(4,776)	—	1,084	(3,692)
Depreciation and amortization related to non-real estate assets	5	—	(1)	4	30	—	3	33
Provision for operating real estate impairment losses	(3,822)	—	2,348	(1,474)	(7,225)	—	(984)	(8,209)
Gain on dispositions of real estate	7,718	—	(1,165)	6,553	26,339	—	(9,108)	17,231
Income tax (expense) benefit arising from disposals	(178)	—	—	(178)	1,052	—	—	1,052

Total adjustments	$(93,357)	$(525)	$10,369	$(83,513)	$(84,230)	$171	$696	$(83,363)

Common noncontrolling interests in Aimco Operating Partnership’s share of adjustments	5,802	—	—	5,802	5,808	—	—	5,808
Amounts allocable to participating securities	183	—	—	183	194	—	—	194
Equity in (losses) income of unconsolidated real estate partnerships	(1,648)	1,648	—	—	9,149	(9,149)	—	—
Net loss (income) attributable to noncontrolling interests in consolidated real estate partnerships	7,305	—	(7,305)	—	(12,134)	—	12,134	—

Net loss attributable to Aimco common stockholders	$(31,773)	$—	$—	$(31,773)	$(40,440)	$—	$—	$(40,440)

Notes

[1]	The results for Other Conventional include two substantially vacant properties, Lincoln Place and Pacific Bay Vistas (formerly Treetops), for the periods presented.

[2]	Non-recurring revenues consisted of the following:

	Three Months	Three Months
	Ended	Ended
	March 31, 2011	March 31, 2010
Promotes	$—	$(890)
Other GP transactional fees	879	1,272
Tax credit syndication fees	—	(2,419)

Total non-recurring revenues	$879	$(2,037)

AIMCO 1st Quarter 2011	Page 4

Supplemental Schedule 2
Portfolio Summary
As of March 31, 2011
(unaudited)

	Number of	Number of	Effective	Average
	Properties	Units	Units	Ownership
Owned Real Estate Portfolio:
Conventional Same Store	178	60,173	56,444	94%
Affordable Same Store	145	17,469	11,578	66%

Total Same Store	323	77,642	68,022	88%

Conventional Redevelopment [1]	2	1,004	1,004	100%
Other Conventional	37	7,081	5,575	79%
Other Affordable	72	7,777	2,526	32%
Conventional Held for Sale	1	387	387	100%

Total owned real estate portfolio	435	93,891	77,514	83%

Total Conventional owned real estate portfolio	218	68,645	63,410	92%

Total Affordable owned real estate portfolio	217	25,246	14,104	56%

Fee-Managed Portfolio:
Property-Managed for third parties	1	64
Asset-Managed	212	15,396

Total fee-managed portfolio	213	15,460

Total Portfolio	648	109,351

[1]	At March 31, 2011, Aimco’s Conventional Redevelopment portfolio included two substantially vacant properties, Lincoln Place and Pacific Bay Vistas (formerly Treetops).

AIMCO 1st Quarter 2011	Page 5

Supplemental Schedule 3

Net Asset Value Supplemental Information	(page 1 of 2)
(in thousands) (unaudited)
One measure of stockholder value is Net Asset Value (NAV), which is the estimated fair value of assets, net of debt and preferred equity. The information provided below is intended to assist users of Aimco’s financial information in making their own estimates of Aimco’s NAV. See the following page for notes to the supplemental information provided below.
Trailing Twelve Month Net Operating Income Data

	Proportionate Property Net Operating Income
	Conventional Same
	Store and Other [1]	Affordable	Total
Rental and other property revenues	$830,117	$142,466	$972,583
Property operating expenses	(318,525)	(63,304)	(381,829)

Property NOI	511,592	79,162	590,754

Assumed property management fee (3.5% of revenues)	(29,054)	(4,986)	(34,040)

Property NOI net of assumed property management fee	$482,538	$74,176	$556,714

Proportionate Balance Sheet Data
As of March 31, 2011

		Proportionate
	Consolidated	Share of		Proportionate
	GAAP	Unconsolidated	Noncontrolling	Balance
	Balance Sheet	Partnerships	Interests	Sheet
Assets
Real estate	$9,407,222	$76,423	$(912,720)	$8,570,925
Accumulated depreciation	(2,990,025)	(26,420)	412,239	(2,604,206)

Net real estate [2]	6,417,197	50,003	(500,481)	5,966,719

Cash and cash equivalents	81,360	1,552	(28,347)	54,565
Restricted cash	199,241	7,259	(35,860)	170,640
Accounts receivable	67,398	469	(6,736)	61,131
Notes receivable [3]	132,395	—	38,911	171,306
Investment in unconsolidated real estate partnerships [4]	57,604	(10,064)	(39,057)	8,483
Deferred financing costs [5]	48,171	527	(7,361)	41,337
Goodwill [5]	66,249	—	—	66,249
Investment in management contracts [5]	813	—	—	813
Other assets	180,902	960	(7,048)	174,814
Assets held for sale	10,502	—	(7)	10,495

Total assets	$7,261,832	$50,706	$(585,986)	$6,726,552

Liabilities and Equity
Non-recourse property debt	$5,395,298	$32,950	$(543,712)	$4,884,536
Other borrowings	45,281	2,018	(12,809)	34,490
Deferred income [6]	153,345	130	—	153,475
Other liabilities	283,439	15,608	(75,367)	223,680
Liabilities related to assets held for sale	4,066	—	(2)	4,064

Total liabilities	5,881,429	50,706	(631,890)	5,300,245

Preferred noncontrolling interests in Aimco Operating Partnership [7]	83,404	—	—	83,404
Preferred stock subject to repurchase agreement [7]	20,000	—	—	20,000
Perpetual preferred stock [7]	657,601	—	—	657,601
Other Aimco equity	356,839	—	346,511	703,350
Noncontrolling interests in consolidated real estate partnerships	300,607	—	(300,607)	—
Common noncontrolling interests in Aimco Operating Partnership	(38,048)	—	—	(38,048)

Total liabilities and equity	$7,261,832	$50,706	$(585,986)	$6,726,552

AIMCO 1st Quarter 2011	Page 6

Supplemental Schedule 3 (continued)

Net Asset Value Supplemental Information	(page 2 of 2)
(in thousands) (unaudited)

[1]
Proportionate Property Net Operating amounts for Other Conventional include the results of Lincoln Place and Pacific Bay Vistas, two redevelopment properties that were substantially vacant during the period presented.

[2]
Net real estate includes Lincoln Place and Pacific Bay Vistas, which have March 31, 2011 net book values of $154.1 million and $37.4 million, respectively, or $191.5 million in total. Aimco refers to these properties collectively as part of its redevelopment pipeline.

[3]
Aimco has notes receivable from consolidated partnerships that are eliminated in the consolidated balance sheet. The noncontrolling partners’ share of amounts payable to Aimco pursuant to those notes is added to the GAAP-based amounts to arrive at the proportionate balance presented.

[4]
Aimco’s internal NAV estimate is computed based on Aimco’s share of NOI and as such takes into account Aimco’s share of NOI attributable to unconsolidated partnerships. For this reason, investment in unconsolidated real estate partnerships is excluded from non-real estate assets in Aimco’s internal NAV computation.

[5]
Deferred financing costs, goodwill and investment in management contracts represent non-tangible assets for which cash has already been paid by Aimco. As such, these amounts are excluded from Aimco’s internal NAV computation.

[6]
Deferred income consists primarily of cash contributions received in connection with Aimco’s tax credit activities, which are deferred upon receipt and amortized into earnings in future periods as the tax credits and related tax benefits are delivered to the tax credit investors. Certain of Aimco’s tax credit arrangements provide for contributions to be made in installments, which contributions are not reflected in Aimco’s consolidated financial statements until such time as the contributions are received.

Deferred income, including deferred tax credit income, represents a non-cash obligation, the amortization of which represents non-cash income in future periods. These non-cash liabilities and related income streams are excluded from Aimco’s internal estimates of NAV. However, amortization of deferred tax credit income is included in net income and, as such, FFO. Projected amortization of deferred tax credit contributions received and to be received is presented below.

March 31, 2011
Deferred tax credit income balance	$100,490
Contributions to be received in the future	67,916

Total to be amortized	$168,406

	Amortization of	Estimated Income	Projected Income,
	Deferred Income	Taxes	net of tax
Year Ending December 31,
2011	$20,149	$(7,858)	$12,291
2012	26,844	(10,469)	16,375
2013	26,592	(10,371)	16,221
2014	25,718	(10,030)	15,688
2015	21,564	(8,410)	13,154
Thereafter	47,539	(18,540)	28,999

Total	$168,406	$(65,678)	$102,728

[7]
Aimco’s internal NAV computation includes Preferred noncontrolling interests in Aimco Operating Partnership, Preferred stock subject to repurchase agreement and Perpetual preferred stock as a reduction of NAV attributable to Aimco common stockholders. See Schedule 5.

AIMCO 1st Quarter 2011	Page 7

Supplemental Schedule 4

Non-recourse Property Debt Information	(page 1 of 2)
As of March 31, 2011
(dollars in thousands) (unaudited)
Property Debt Balances and Characteristics

		Proportionate
		Share of			Weighted
		Unconsolidated	Noncontrolling		Average	Weighted
Debt	Consolidated	Partnerships	Interests	Total Aimco Share	Maturity (years)	Average Rate

Conventional Portfolio:
Fixed rate loans payable	$4,397,421	$—	$(298,421)	$4,099,000	7.2	5.95%
Floating rate loans payable [1]	41,774	—	(2,050)	39,724	2.4	2.29%

Total property loans payable	4,439,195	—	(300,471)	4,138,724	7.1	5.92%

Fixed rate tax-exempt bonds	52,076	—	(3,338)	48,738	5.5	6.75%
Floating rate tax-exempt bonds [1]	156,483	—	(5,242)	151,241	8.4	0.46%

Total property tax-exempt bond financing	208,559	—	(8,580)	199,979	7.7	2.03%

Total Conventional portfolio	4,647,754	—	(309,051)	4,338,703	7.1	5.74%

Affordable Portfolio:
Fixed rate loans payable	493,902	31,337	(201,750)	323,489	13.8	4.79%
Floating rate loans payable	30,749	9	(17,308)	13,450	7.5	3.50%

Total property loans payable	524,651	31,346	(219,058)	336,939	13.4	4.71%

Fixed rate tax-exempt bonds	98,919	1,604	(15,603)	84,920	25.7	5.05%
Floating rate tax-exempt bonds [1]	123,974	—	—	123,974	4.5	2.48%

Total property tax-exempt bond financing	222,893	1,604	(15,603)	208,894	13.9	3.62%

Total Affordable portfolio	747,544	32,950	(234,661)	545,833	13.5	4.39%

Total non-recourse property debt	$5,395,298	$32,950	$(543,712)	$4,884,536	8.0	5.55%

[1]	Floating rate debt presented above includes $164.9 million of fixed rate debt that is effectively converted to floating rates using total rate of return swaps. At March 31, 2011, the carrying amount of this debt totaled $148.8 million, after recognition of changes in the debt’s fair value.
Aimco Share Property Debt

					% of Floating
	Amount	% of Total		Amount	Rate Debt
Fixed rate debt	$4,556,147	93%	Floating rate tax-exempt bonds	$275,215	84%
Floating rate debt	328,389	7%	Floating rate loans payable	53,174	16%

Total	$4,884,536		Total	$328,389

				Maturities as
				a Percent	Average Rate on
	Amortization	Maturities	Total	of Total Debt	Maturing Debt
2011 Q2	$21,561	$3,341	$24,902	0.07%	5.40%
2011 Q3	21,385	—	21,385	—	—
2011 Q4	22,363	11,193	33,556	0.23%	4.87%

Total 2011	65,309	14,534	79,843	0.30%	3.73%

2012 Q1	22,117	14,696	36,813	0.30%	5.02%
2012 Q2 [2]	22,538	164,437	186,975	3.37%	2.51%
2012 Q3	21,349	90,183	111,532	1.85%	6.07%
2012 Q4	21,590	42,664	64,254	0.87%	3.13%

Total 2012	87,594	311,980	399,574	6.39%	5.48%

2013	85,369	307,055	392,424	6.29%	5.48%
2014	84,476	357,030	441,506	7.31%	5.65%
2015	82,417	335,679	418,096	6.87%	5.41%
2016	76,149	415,231	491,380	8.50%	5.63%
2017	69,316	464,367	533,683	9.51%	5.95%
2018	64,574	143,287	207,861	2.93%	4.95%
2019	58,188	449,086	507,274	9.19%	5.97%
2020	45,004	388,863	433,867	7.96%	6.44%
2021	29,129	449,639	478,768	9.21%	5.95%
Thereafter	293,654	206,606	500,260	4.23%	4.23%

Total	$1,041,179	$3,843,357	$4,884,536

[2]	Q2 2012 maturities include approximately $150.7 million of debt ($134.9 million at carrying amount) subject to total return swaps for which the swap maturity dates are in 2012 and the related debt maturities are beyond 2012.

AIMCO 1st Quarter 2011	Page 8

Supplemental Schedule 4 (continued)

Non-recourse Property Debt Information	(page 2 of 2)
As of March 31, 2011
(in millions) (unaudited)
Year-to-Date Property Loan Closings

	Original	New	Net	Aimco Net
	Loan	Loan	(Repayment)	(Repayment)	Prior	New
Original Loan Maturity Year	Amount	Amount [1]	Proceeds [2]	Proceeds [3]	Rate	Rate [4]

2011 [5]	$161.0	$142.7	$(19.3)	$(9.1)	5.60%	3.68%
2012 [5][6]	112.0	110.6	(2.4)	(2.4)	1.00%	5.46%
2015 [5]	14.9	10.0	(5.0)	(5.0)	5.69%	5.56%
2020	4.3	7.3	2.0	2.0	7.90%	4.99%
2040	45.7	46.5	0.2	0.2	6.88%	4.15%
New loans	—	4.1	3.9	3.9	—	3.45%

Totals	$337.9	$321.2	$(20.6)	$(10.4)	4.28%	4.44%

[1]	New loans typically have terms ranging from 7 to 10 years.

[2]	Net (Repayment) Proceeds is (inclusive of) after transaction costs and prepayment penalties.

[3]	Aimco Net (Repayment) Proceeds is (inclusive of) after payment of distributions to noncontrolling partners.

[4]	The interest rates on all New Loans closed during the period are fixed.

[5]	As part of Aimco’s leverage strategy, Aimco reduced the sizing of these loans, resulting in net repayments in connection with the refinancing transactions.

[6]	The Original Loans had a variable interest rate indexed to SIFMA, which was significantly less than the New Loans’ fixed rates.
Debt Ratios

	Amount	Covenant

Debt service coverage ratio	1.58:1	1.40:1
Fixed charge coverage ratio	1.34:1	1.20:1
EBITDA coverage of interest	2.11:1	n/a
EBITDA coverage of interest and preferred dividends	1.72:1	n/a
Credit Ratings

Moody’s Investor Service	Corporate Family Rating	Ba1 (stable outlook)
Standard and Poor’s	Corporate Credit Rating	BB+ (stable)

AIMCO 1st Quarter 2011	Page 9

Supplemental Schedule 5
Share Data
(in thousands) (unaudited)
Preferred Securities

	Shares/Units	Date First
	Outstanding	Available for
	as of	Redemption by
	March 31, 2011	Aimco	Coupon	Amount
Perpetual Preferred Stock:
Class T	6,000	7/31/2008	8.000%	$150,000
Class U	12,000	3/24/2009	7.750%	300,000
Class V	3,450	9/29/2009	8.000%	86,250
Class Y	3,450	12/21/2009	7.875%	86,250
Series A Community Reinvestment Act [1]	—	6/30/2011	1.550%	57,000

Total perpetual preferred stock				679,500

Preferred Partnership Units [2]	3,062		8.096%	82,533

Total outstanding preferred securities				$762,033

Common Stock, Partnership Units and Equivalents

		Three Months Ended
	As of	March 31, 2011
	March 31, 2011	EPS	FFO
Class A Common Stock outstanding	118,634	117,320	117,320
Dilutive securities:
Options, restricted stock and officer loan shares	422	—	330

Total shares and dilutive share equivalents	119,056	117,320	117,650

Common Partnership Units and equivalents [3]	8,439

Total shares, units and dilutive share equivalents	127,495

Notes

[1]	Represents 114 shares at a liquidation preference per share of $500,000. The remaining amount at March 31, 2011, includes $20.0 million, which is subject to a repurchase agreement and is classified within temporary equity in the consolidated balance sheet. The dividend rate is a variable rate per annum equal to the Three-Month LIBOR Rate plus 1.25%, calculated as of the beginning of each quarterly period.

[2]	Coupon is based on a weighted average of all outstanding series of Preferred Partnership Units.

[3]	Includes the Aimco Operating Partnership’s common OP Units and High Performance Units, which are included in common noncontrolling interests in Aimco Operating Partnership within Aimco’s consolidated financial statements and on Supplemental Schedule 1.

AIMCO 1st Quarter 2011	Page 10

Supplemental Schedule 6(a)
Conventional Same Store Operating Results
First Quarter 2011 Compared to First Quarter 2010
(in thousands, except site and unit data) (unaudited)

													Operating
			Effective	Revenue			Expenses			Net Operating Income			Margin	Occupancy		Rental Rates
	Properties	Units	Units	1Q 2011	1Q 2010	Growth	1Q 2011	1Q 2010	Growth	1Q 2011	1Q 2010	Growth	1Q 2011	1Q 2011	1Q 2010	1Q 2011	1Q 2010
Target Markets
Los Angeles	13	3,949	3,297	$18,781	$18,838	-0.3%	$5,865	$6,081	-3.6%	$12,916	$12,757	1.2%	68.8%	96.7%	96.3%	$1,981	$2,001
Orange County	4	1,213	1,143	5,404	5,356	0.9%	1,704	1,746	-2.4%	3,700	3,610	2.5%	68.5%	96.8%	96.8%	1,509	1,500
San Diego	6	2,144	2,074	8,003	7,702	3.9%	2,150	2,414	-10.9%	5,853	5,288	10.7%	73.1%	95.7%	95.3%	1,220	1,190

Southern CA Total	23	7,306	6,514	32,188	31,896	0.9%	9,719	10,241	-5.1%	22,469	21,655	3.8%	69.8%	96.4%	96.1%	1,681	1,682
East Bay	2	413	353	1,423	1,391	2.3%	559	613	-8.8%	864	778	11.1%	60.7%	97.3%	97.2%	1,226	1,197
San Jose	1	224	224	1,064	1,019	4.4%	420	423	-0.7%	644	596	8.1%	60.5%	98.6%	96.7%	1,470	1,481
San Francisco	5	776	776	3,713	3,584	3.6%	1,158	1,359	-14.8%	2,555	2,225	14.8%	68.8%	97.0%	97.0%	1,491	1,455

Northern CA Total	8	1,413	1,353	6,200	5,994	3.4%	2,137	2,395	-10.8%	4,063	3,599	12.9%	65.5%	97.3%	97.0%	1,410	1,384
Seattle	3	413	310	1,287	1,252	2.8%	469	496	-5.4%	818	756	8.2%	63.6%	97.7%	96.9%	1,220	1,194

Pacific Total	34	9,132	8,177	39,675	39,142	1.4%	12,325	13,132	-6.1%	27,350	26,010	5.2%	68.9%	96.6%	96.3%	1,617	1,613

Suburban New York — New Jersey	4	1,162	944	3,606	3,595	0.3%	1,300	1,111	17.0%	2,306	2,484	-7.2%	63.9%	94.5%	95.2%	1,172	1,189
Washington — NoVA — MD	15	6,711	6,592	25,963	24,695	5.1%	7,763	8,664	-10.4%	18,200	16,031	13.5%	70.1%	96.8%	96.7%	1,247	1,194
Boston	9	3,068	3,068	10,695	10,869	-1.6%	4,549	4,372	4.0%	6,146	6,497	-5.4%	57.5%	96.1%	96.5%	1,141	1,146
Philadelphia	6	3,573	3,428	14,146	14,035	0.8%	6,146	6,143	0.0%	8,000	7,892	1.4%	56.6%	95.9%	95.4%	1,232	1,218

Northeast Total	34	14,514	14,032	54,410	53,194	2.3%	19,758	20,290	-2.6%	34,652	32,904	5.3%	63.7%	96.3%	96.2%	1,215	1,189

Miami	5	2,471	2,359	11,954	11,536	3.6%	4,485	5,208	-13.9%	7,469	6,328	18.0%	62.5%	98.2%	97.0%	1,541	1,525
Palm Beach — Fort Lauderdale	3	893	893	2,337	2,392	-2.3%	1,105	1,190	-7.1%	1,232	1,202	2.5%	52.7%	96.3%	95.3%	800	835
Orlando	8	2,236	2,174	5,050	5,025	0.5%	2,201	2,192	0.4%	2,849	2,833	0.6%	56.4%	95.5%	94.5%	712	717
Tampa	6	1,755	1,688	4,000	4,050	-1.2%	1,714	1,812	-5.4%	2,286	2,238	2.1%	57.2%	96.4%	96.2%	707	724
Jacksonville	4	1,643	1,643	4,033	4,102	-1.7%	1,984	1,920	3.3%	2,049	2,182	-6.1%	50.8%	94.7%	95.4%	760	774

Florida Total	26	8,998	8,757	27,374	27,105	1.0%	11,489	12,322	-6.8%	15,885	14,783	7.5%	58.0%	96.3%	95.8%	960	965
Houston	6	2,101	1,842	3,880	4,040	-4.0%	1,868	2,015	-7.3%	2,012	2,025	-0.6%	51.9%	93.3%	95.1%	661	676
Denver	9	2,553	1,991	5,651	5,448	3.7%	1,742	1,894	-8.0%	3,909	3,554	10.0%	69.2%	98.1%	96.0%	800	785
Phoenix	16	4,032	3,524	7,140	7,075	0.9%	2,888	3,231	-10.6%	4,252	3,844	10.6%	59.6%	97.3%	95.3%	609	626
Dallas — Fort Worth	2	569	569	1,326	1,328	-0.2%	641	673	-4.8%	685	655	4.6%	51.7%	97.0%	97.1%	702	706
Atlanta	4	992	822	2,359	2,296	2.7%	880	912	-3.5%	1,479	1,384	6.9%	62.7%	97.8%	96.1%	902	889

Sunbelt Total	63	19,245	17,505	47,730	47,292	0.9%	19,508	21,047	-7.3%	28,222	26,245	7.5%	59.1%	96.5%	95.7%	822	827

Chicago	14	4,444	4,283	14,937	14,810	0.9%	5,152	6,533	-21.1%	9,785	8,277	18.2%	65.5%	96.9%	96.5%	1,068	1,068

Total Target Markets	145	47,335	43,997	156,752	154,438	1.5%	56,743	61,002	-7.0%	100,009	93,436	7.0%	63.8%	96.5%	96.0%	1,119	1,113

Other
Baltimore	3	701	628	2,411	2,226	8.3%	874	1,106	-21.0%	1,537	1,120	37.2%	63.7%	96.9%	95.1%	1,155	1,091
Nashville	3	764	618	1,848	1,825	1.3%	688	820	-16.1%	1,160	1,005	15.4%	62.8%	95.5%	96.5%	906	900
Norfolk — Richmond	5	1,495	1,403	4,386	4,281	2.5%	1,237	1,286	-3.8%	3,149	2,995	5.1%	71.8%	96.3%	95.7%	953	949
Other Markets	22	9,878	9,797	23,860	23,489	1.6%	11,268	11,589	-2.8%	12,592	11,900	5.8%	52.8%	96.2%	95.7%	729	727

Total Other	33	12,838	12,447	32,505	31,821	2.1%	14,067	14,801	-5.0%	18,438	17,020	8.3%	56.7%	96.2%	95.7%	789	783

CONVENTIONAL SAME STORE SALES TOTALS	178	60,173	56,444	$189,257	$186,259	1.6%	$70,810	$75,803	-6.6%	$118,447	$110,456	7.2%	62.6%	96.4%	96.0%	$1,049	$1,043

AIMCO 1st Quarter 2011	Page 11

Supplemental Schedule 6(b)
Conventional Same Store Operating Results
First Quarter 2011 Compared to Fourth Quarter 2010
(in thousands, except site and unit data) (unaudited)

													Operating
			Effective	Revenue			Expenses			Net Operating Income			Margin	Occupancy		Rental Rates
	Properties	Units	Units	1Q 2011	4Q 2010	Growth	1Q 2011	4Q 2010	Growth	1Q 2011	4Q 2010	Growth	1Q 2011	1Q 2011	4Q 2010	1Q 2011	4Q 2010
Target Markets
Los Angeles	13	3,949	3,297	$18,781	$18,848	-0.4%	$5,865	$5,946	-1.4%	$12,916	$12,902	0.1%	68.8%	96.7%	97.3%	$1,981	$1,979
Orange County	4	1,213	1,143	5,404	5,396	0.1%	1,704	1,980	-13.9%	3,700	3,416	8.3%	68.5%	96.8%	95.7%	1,509	1,517
San Diego	6	2,144	2,074	8,003	8,150	-1.8%	2,150	2,483	-13.4%	5,853	5,667	3.3%	73.1%	95.7%	96.1%	1,220	1,229

Southern CA Total	23	7,306	6,514	32,188	32,394	-0.6%	9,719	10,409	-6.6%	22,469	21,985	2.2%	69.8%	96.4%	96.7%	1,681	1,684
East Bay	2	413	353	1,423	1,386	2.7%	559	598	-6.5%	864	788	9.6%	60.7%	97.3%	96.9%	1,226	1,212
San Jose	1	224	224	1,064	1,036	2.7%	420	423	-0.7%	644	613	5.1%	60.5%	98.6%	97.7%	1,470	1,456
San Francisco	5	776	776	3,713	3,715	-0.1%	1,158	1,437	-19.4%	2,555	2,278	12.2%	68.8%	97.0%	97.3%	1,491	1,486

Northern CA Total	8	1,413	1,353	6,200	6,137	1.0%	2,137	2,458	-13.1%	4,063	3,679	10.4%	65.5%	97.3%	97.3%	1,410	1,401
Seattle	3	413	310	1,287	1,368	-5.9%	469	505	-7.1%	818	863	-5.2%	63.6%	97.7%	97.4%	1,220	1,281

Pacific Total	34	9,132	8,177	39,675	39,899	-0.6%	12,325	13,372	-7.8%	27,350	26,527	3.1%	68.9%	96.6%	96.8%	1,617	1,622

Suburban New York — New Jersey	4	1,162	944	3,606	3,519	2.5%	1,300	1,281	1.5%	2,306	2,238	3.0%	63.9%	94.5%	94.5%	1,172	1,180
Washington — NoVA — MD	15	6,711	6,592	25,963	25,274	2.7%	7,763	7,664	1.3%	18,200	17,610	3.4%	70.1%	96.8%	97.4%	1,247	1,220
Boston	9	3,068	3,068	10,695	10,699	0.0%	4,549	3,918	16.1%	6,146	6,781	-9.4%	57.5%	96.1%	96.6%	1,141	1,139
Philadelphia	6	3,573	3,428	14,146	14,127	0.1%	6,146	5,361	14.6%	8,000	8,766	-8.7%	56.6%	95.9%	96.4%	1,232	1,232

Northeast Total	34	14,514	14,032	54,410	53,619	1.5%	19,758	18,224	8.4%	34,652	35,395	-2.1%	63.7%	96.3%	96.7%	1,215	1,203

Miami	5	2,471	2,359	11,954	12,002	-0.4%	4,485	3,705	21.1%	7,469	8,297	-10.0%	62.5%	98.2%	98.3%	1,541	1,546
Palm Beach — Fort Lauderdale	3	893	893	2,337	2,349	-0.5%	1,105	1,203	-8.1%	1,232	1,146	7.5%	52.7%	96.3%	95.2%	800	814
Orlando	8	2,236	2,174	5,050	4,998	1.0%	2,201	2,292	-4.0%	2,849	2,706	5.3%	56.4%	95.5%	95.3%	712	712
Tampa	6	1,755	1,688	4,000	4,000	0.0%	1,714	1,751	-2.1%	2,286	2,249	1.6%	57.2%	96.4%	96.5%	707	710
Jacksonville	4	1,643	1,643	4,033	4,093	-1.5%	1,984	1,806	9.9%	2,049	2,287	-10.4%	50.8%	94.7%	97.5%	760	760

Florida Total	26	8,998	8,757	27,374	27,442	-0.2%	11,489	10,757	6.8%	15,885	16,685	-4.8%	58.0%	96.3%	96.8%	960	963
Houston	6	2,101	1,842	3,880	3,844	0.9%	1,868	1,788	4.5%	2,012	2,056	-2.1%	51.9%	93.3%	92.1%	661	665
Denver	9	2,553	1,991	5,651	5,746	-1.7%	1,742	1,805	-3.5%	3,909	3,941	-0.8%	69.2%	98.1%	98.2%	800	791
Phoenix	16	4,032	3,524	7,140	7,295	-2.1%	2,888	3,090	-6.5%	4,252	4,205	1.1%	59.6%	97.3%	97.5%	609	606
Dallas — Fort Worth	2	569	569	1,326	1,319	0.5%	641	654	-2.0%	685	665	3.0%	51.7%	97.0%	97.4%	702	697
Atlanta	4	992	822	2,359	2,368	-0.4%	880	883	-0.3%	1,479	1,485	-0.4%	62.7%	97.8%	98.1%	902	901

Sunbelt Total	63	19,245	17,505	47,730	48,014	-0.6%	19,508	18,977	2.8%	28,222	29,037	-2.8%	59.1%	96.5%	96.7%	822	822

Chicago	14	4,444	4,283	14,937	14,917	0.1%	5,152	5,576	-7.6%	9,785	9,341	4.8%	65.5%	96.9%	97.2%	1,068	1,063

Total Target Markets	145	47,335	43,997	156,752	156,449	0.2%	56,743	56,149	1.1%	100,009	100,300	-0.3%	63.8%	96.5%	96.8%	1,119	1,116

Other
Baltimore	3	701	628	2,411	2,246	7.3%	874	799	9.4%	1,537	1,447	6.2%	63.7%	96.9%	97.2%	1,155	1,127
Nashville	3	764	618	1,848	1,825	1.3%	688	680	1.2%	1,160	1,145	1.3%	62.8%	95.5%	96.2%	906	902
Norfolk — Richmond	5	1,495	1,403	4,386	4,335	1.2%	1,237	1,263	-2.1%	3,149	3,072	2.5%	71.8%	96.3%	96.0%	953	951
Other Markets	22	9,878	9,797	23,860	23,795	0.3%	11,268	10,485	7.5%	12,592	13,310	-5.4%	52.8%	96.2%	96.8%	729	727

Total Other	33	12,838	12,447	32,505	32,201	0.9%	14,067	13,227	6.4%	18,438	18,974	-2.8%	56.7%	96.2%	96.7%	789	786

CONVENTIONAL SAME STORE SALES TOTALS	178	60,173	56,444	$189,257	$188,650	0.3%	$70,810	$69,376	2.1%	$118,447	$119,274	-0.7%	62.6%	96.4%	96.7%	$1,049	$1,046

AIMCO 1st Quarter 2011	Page 12

Supplemental Schedule 7(a)
Total Conventional Portfolio Data by Market
First Quarter 2011 Compared to First Quarter 2010
(unaudited)

	Quarter Ended March 31, 2011						Quarter Ended March 31, 2010
				Effective						Effective
	Properties	Units	Ownership	Units	% AIV NOI	Average Rent	Properties	Units	Ownership	Units	% AIV NOI	Average Rent
Target Markets
Los Angeles	14	4,645	86%	3,993	10.0%	$1,981	14	4,641	86%	3,990	10.3%	$2,001
Orange County	4	1,213	94%	1,143	2.9%	1,509	4	1,213	94%	1,143	2.9%	1,500
San Diego	6	2,144	97%	2,074	4.5%	1,219	6	2,144	97%	2,074	4.2%	1,190

Southern CA Total	24	8,002	90%	7,210	17.4%	1,680	24	7,998	90%	7,207	17.4%	1,682

East Bay	2	413	86%	353	0.7%	1,226	2	413	85%	353	0.6%	1,197
San Jose	1	224	100%	224	0.5%	1,470	1	224	100%	224	0.5%	1,481
San Francisco	6	1,084	100%	1,084	2.0%	1,491	6	1,082	100%	1,082	1.8%	1,459

Northern CA Total	9	1,721	97%	1,661	3.2%	1,410	9	1,719	97%	1,659	2.9%	1,386
Seattle	3	413	75%	310	0.6%	1,217	3	413	75%	309	0.6%	1,194

Pacific Total	36	10,136	91%	9,181	21.2%	1,617	36	10,130	91%	9,175	20.9%	1,613

Manhattan	22	957	100%	957	2.9%	2,523	22	957	100%	955	2.8%	2,359
Suburban New York — New Jersey	4	1,162	81%	944	1.8%	1,172	4	1,162	81%	944	2.0%	1,189

New York Total	26	2,119	90%	1,901	4.7%	1,793	26	2,119	90%	1,899	4.8%	1,720

Washington — NoVA — MD	17	8,015	88%	7,048	14.4%	1,247	17	8,015	84%	6,744	12.6%	1,194
Boston	11	4,129	100%	4,129	6.6%	1,162	12	4,250	100%	4,250	7.3%	1,163
Philadelphia	7	3,888	94%	3,664	6.4%	1,231	7	3,886	91%	3,539	6.4%	1,216

Northeast Total	61	18,151	92%	16,742	32.1%	1,291	62	18,270	90%	16,432	31.1%	1,257

Miami	5	2,471	95%	2,359	5.8%	1,541	5	2,471	95%	2,348	5.1%	1,525
Palm Beach — Fort Lauderdale	4	1,265	100%	1,265	1.2%	818	6	1,891	92%	1,741	2.1%	887
Orlando	9	2,836	98%	2,774	2.7%	724	10	3,000	90%	2,708	3.0%	726
Tampa	6	1,755	96%	1,688	1.7%	707	6	1,755	92%	1,620	1.7%	724
Jacksonville	4	1,643	100%	1,643	1.5%	760	4	1,643	85%	1,404	1.5%	773

Florida Total	28	9,970	98%	9,729	12.9%	948	31	10,760	91%	9,821	13.4%	947

Houston	7	2,835	84%	2,376	2.0%	669	8	3,027	83%	2,505	2.2%	679
Denver	9	2,553	78%	1,991	3.0%	800	9	2,553	78%	1,991	2.9%	785
Phoenix	17	4,419	89%	3,911	3.5%	595	17	4,418	89%	3,910	3.3%	613
Dallas — Fort Worth	2	569	100%	569	0.5%	702	2	569	100%	569	0.5%	706
Atlanta	5	1,295	87%	1,125	1.4%	871	7	1,574	77%	1,214	1.3%	842

Sunbelt Total	68	21,641	91%	19,701	23.3%	810	74	22,901	87%	20,010	23.6%	817

Chicago	15	4,633	97%	4,472	8.1%	1,101	15	4,633	94%	4,348	7.1%	1,101

Total Target Markets	180	54,561	92%	50,096	84.7%	1,133	187	55,934	89%	49,965	82.7%	1,119

Other [1]
Baltimore	5	1,180	84%	993	1.7%	1,064	5	1,180	84%	993	1.4%	1,028
Inland Empire	2	376	100%	376	0.4%	753	3	574	89%	513	0.6%	828
Michigan	3	3,303	100%	3,303	2.4%	581	6	3,855	94%	3,636	2.5%	626
Minneapolis	2	732	89%	651	1.6%	1,448	2	732	89%	651	1.6%	1,456
Nashville	4	1,114	77%	861	1.1%	845	4	1,114	77%	861	1.0%	839
Non-Target Florida	9	2,004	100%	2,004	1.8%	635	10	2,204	100%	2,204	2.0%	647
Norfolk — Richmond	6	1,643	94%	1,551	2.6%	938	6	1,643	94%	1,551	2.6%	937
Providence, RI	2	708	100%	708	0.9%	1,076	2	708	100%	708	1.1%	1,078
Other Markets	5	3,024	95%	2,867	2.8%	694	14	5,290	90%	4,779	4.5%	673

Total Other	38	14,084	95%	13,314	15.3%	791	52	17,300	92%	15,896	17.3%	773

Grand Total	218	68,645	92%	63,410	100.0%	$1,060	239	73,234	90%	65,861	100.0%	$1,034

[1]	For the quarters ended March 31, 2011 and 2010, Aimco’s conventional portfolio included assets in 17 and 18 markets, respectively, in which Aimco invests on an opportunistic basis or that Aimco intends to exit.

AIMCO 1st Quarter 2011	Page 13

Supplemental Schedule 7(b)
Total Conventional Portfolio Data by Market
Fourth Quarter 2010 Market Information
(unaudited)
Aimco’s portfolio strategy focuses on the ownership of a broadly diversified portfolio of B/B+ assets with properties concentrated in the 20 largest U.S. markets as measured by total apartment value, with a target allocation to Conventional Properties of 90%. Aimco measures Conventional Property asset quality based on average rents compared to local market average rents as reported by REIS (a third-party provider of commercial real estate performance and analysis), with A-quality assets earning rents greater than 125% of local market average, B-quality assets earning rents 90% to 125% of local market average and C-quality assets earning rents less than 90% of local market average. Aimco’s geographic allocation strategy focuses on the 20 largest U.S. markets, with market quality measured in part based on long-term growth characteristics.
The following schedule illustrates Aimco’s Conventional Property portfolio quality and market growth projections based on 4Q 2010 data, as this is the most recent period for which third-party data is available.

	Quarter Ended December 31, 2010
									2011 - 2013
								+/- Market	Projected
				Effective		Average	Market Rent	Rent	Revenue
	Properties	Units	Ownership	Units	% AIV NOI	Rent	[1]	Average	Growth [2]
Target Markets
Los Angeles	14	4,645	86%	3,993	9.7%	$1,979	$1,347	47.0%	3.8%
Orange County	4	1,213	94%	1,143	2.6%	1,517	1,461	3.8%	4.6%
San Diego	6	2,143	97%	2,073	4.3%	1,229	1,299	-5.3%	4.7%

Southern CA Total	24	8,001	90%	7,209	16.6%	1,685	1,352	24.6%	4.1%

East Bay	2	413	86%	353	0.6%	1,212	1,276	-5.0%	4.5%
San Jose	1	224	100%	224	0.5%	1,456	1,459	-0.2%	5.5%
San Francisco	6	1,083	100%	1,083	1.7%	1,487	1,775	-16.2%	4.5%

Northern CA Total	9	1,720	97%	1,660	2.8%	1,402	1,579	-11.2%	4.6%

Seattle	3	413	75%	310	0.7%	1,211	975	24.2%	4.4%

Pacific Total	36	10,134	91%	9,179	20.1%	1,619	1,370	18.2%	4.2%

Manhattan	22	957	100%	957	3.8%	2,441	2,782	-12.3%	5.1%
Suburban New York — New Jersey	4	1,162	81%	944	1.7%	1,180	1,449	-18.5%	3.1%

New York Total	26	2,119	90%	1,901	5.5%	1,758	2,051	-14.3%	4.4%

Washington — NoVA — MD	17	8,015	88%	7,048	13.8%	1,219	1,403	-13.1%	5.1%
Boston	11	4,129	100%	4,129	7.2%	1,160	1,649	-29.7%	5.1%
Philadelphia	7	3,888	91%	3,541	6.9%	1,227	1,003	22.4%	3.9%

Northeast Total	61	18,151	92%	16,619	33.4%	1,273	1,452	-12.3%	4.7%

Miami	5	2,471	95%	2,359	6.3%	1,540	1,032	49.2%	3.6%
Palm Beach — Fort Lauderdale	4	1,265	93%	1,179	1.1%	829	1,048	-20.8%	4.3%
Orlando	9	2,836	92%	2,620	2.6%	727	805	-9.7%	4.1%
Tampa	6	1,755	92%	1,621	1.7%	710	791	-10.3%	4.5%
Jacksonville	4	1,643	85%	1,404	1.5%	760	755	0.6%	3.7%

Florida Total	28	9,970	92%	9,183	13.2%	949	881	7.6%	3.9%

Houston	7	2,835	82%	2,313	2.0%	671	728	-7.9%	6.0%
Denver	9	2,553	78%	1,991	3.0%	791	812	-2.5%	4.3%
Phoenix	17	4,420	89%	3,912	3.4%	592	681	-13.0%	5.1%
Dallas — Fort Worth	2	569	100%	569	0.5%	697	749	-7.0%	4.4%
Atlanta	5	1,295	80%	1,041	1.3%	870	755	15.2%	4.3%

Sunbelt Total	68	21,642	88%	19,009	23.4%	809	801	1.1%	4.4%

Chicago	15	4,633	94%	4,348	7.6%	1,098	994	10.4%	3.3%

Total Target Markets	180	54,560	90%	49,155	84.5%	1,127	1,128	0.0%	4.4%

Other
Baltimore	5	1,180	84%	993	1.7%	1,045	969	7.8%	3.4%
Inland Empire	2	376	100%	376	0.4%	746	994	-25.0%	4.0%
Michigan	3	3,303	100%	3,303	2.5%	578	762	-24.1%	2.7%
Minneapolis	2	732	89%	651	1.7%	1,447	904	60.1%	3.5%
Nashville	4	1,114	77%	861	1.1%	840	709	18.5%	4.3%
Non-Target Florida	9	2,004	100%	2,004	1.7%	633	888	-28.7%	4.0%
Norfolk — Richmond	6	1,643	94%	1,551	2.5%	937	799	17.3%	3.3%
Providence RI	2	708	100%	708	1.2%	1,075	1,150	-6.6%	4.3%
Other Markets	6	3,352	89%	2,995	2.7%	666	819	-18.7%	3.2%

Total Other	39	14,412	93%	13,442	15.5%	778	842	-7.6%	3.5%

Grand Total	219	68,972	91%	62,597	100.0%	$1,052	$1,066	-1.3%	4.2%

[1]	4Q 2010 REIS

[2]	Represents the average of annual revenue growth projections published by REIS, PPR and Axiometrics, third-party providers of commercial real estate information and analyses.

AIMCO 1st Quarter 2011	Page 14

Supplemental Schedule 8
Property Sales and Acquisition Activity
(dollars in millions, except average rent) (unaudited)

First Quarter 2011 Dispositions

	Number	Number		NOI			Aimco	Aimco
	of	of	Gross	Cap	Property	Net Sales	Gross	Net	Average
	Properties	Units	Proceeds	Rate [1]	Debt	Proceeds [2]	Proceeds	Proceeds	Rent
Conventional	2	478	$10.5	9.7%	$6.4	$3.0	$5.5	$3.2	$462
Affordable	5	647	18.4	10.3%	9.3	8.3	8.7	6.0	651

Total Dispositions	7	1,125	$28.9	10.1%	$15.7	$11.3	$14.2	$9.2	$569

[1]	NOI Cap Rate is calculated based on the trailing twelve month NOI prior to sale, less a 3.5% management fee, divided by the gross proceeds.

[2]	Net Sales Proceeds are after repayment of existing debt, net working capital settlements, payment of transaction costs and prepayment penalties.

[3]	Year-to-date, Aimco has disposed of Conventional Properties in the following markets:

Market	Properties	Units
Other Markets:
Indianapolis — Fort Wayne	1	328
Other Markets	1	150

Total Other	2	478

Total Conventional Dispositions	2	478

First Quarter 2011 Acquisitions
During 2011, Aimco acquired the remaining noncontrolling limited partnership interests in six consolidated real estate partnerships that own nine properties and in which Aimco affiliates serve as general partner for a total cost of $6.1 million.

AIMCO 1st Quarter 2011	Page 15

Supplemental Schedule 9
Capital Additions
(in thousands, except per unit data) (unaudited)
All capital additions are classified as either Capital Replacements (“CR”), Capital Improvements (“CI”), Redevelopment or Casualties. Non-redevelopment and non-casualty capital additions are apportioned between CR and CI based on the useful life of the capital item under consideration and the period Aimco has owned the property (i.e., the portion that was consumed during Aimco’s ownership of the item represents CR; the portion of the item that was consumed prior to Aimco’s ownership represents CI). See the Glossary for further descriptions.
Amounts below represent actual additions related to residential properties that are owned and managed by Aimco at the end of the period. These amounts include consolidated and unconsolidated properties and are not adjusted for Aimco’s ownership interest in such properties. Amounts do not include capital additions related to:
•	properties sold during the period or properties held for sale at the end of the period;

•	properties that are not multi-family such as commercial properties or fitness facilities; and

•	properties that Aimco owns but does not manage.
See the Glossary for a reconciliation of these amounts to GAAP capital additions.

	Actual Additions
	Three Months Ended March 31, 2011
	Conventional	Affordable	Total
Capital Additions
Capital Replacements
Buildings and grounds	$3,890	$1,413	$5,303
Turnover capital additions	3,844	998	4,842
Capitalized site payroll and indirect costs	2,466	454	2,920

Total Capital Replacements	10,200	2,865	13,065
Capital Improvements	4,288	1,393	5,681
Redevelopment Additions	4,885	(225)	4,660
Casualties	3,350	252	3,602

Total Capital Additions	$22,723	$4,285	$27,008

Capital Replacements and Improvements per Unit
Total units	66,954	19,516	86,470

Total Capital Replacements per unit	$152	$147	$151
Capital Improvements per unit	64	71	66

Total Capital Replacements and Improvements per unit	$216	$218	$217

AIMCO 1st Quarter 2011	Page 16

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures
This Earnings Release and Supplemental Information include certain financial measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definition and calculation of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

ACQUISITION PROPERTIES: Properties that have been acquired during the twelve months prior to the current quarter-end that have not reached a stabilized level of occupancy during the current period and each period for which comparable results are presented.
ADJUSTED FUNDS FROM OPERATIONS (AFFO): AFFO is Pro forma FFO, as defined below, less Capital Replacement additions, also defined below, and adjusted for the Aimco Operating Partnership’s share of such Capital Replacements. Similar to FFO, AFFO is helpful to investors in understanding Aimco’s performance because it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property. There can be no assurance that Aimco’s method for computing AFFO is comparable with that of other real estate investment trusts.
AFFORDABLE PROPERTIES: Affordable Properties benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the U.S. Department of Housing and Urban Development (HUD) or state housing finance agencies, typically provide mortgage insurance, favorable financing terms, tax credit equity, or rental assistance payments to the property owners. Under these programs, rent adjustments are made in accordance with property-specific contracts between Aimco and HUD, with rent increases generally based on an adjustment factor set by HUD annually. Aimco targets an investment in Affordable Properties of 10% or less of Net Asset Value, which serves to offset the volatility of our Conventional portfolio; provide revenue growth that over time is similar to that of Conventional Properties; expand our investment opportunities; and provide helpful positioning with government bodies, benefiting Aimco’s business overall.
AIMCO OPERATING PARTNERSHIP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 93% of the common partnership units of the Aimco Operating Partnership.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Non-GAAP measures representing Aimco’s share of financial information discussed in this Earnings Release and Supplemental Information. Aimco’s proportionate share of financial information includes Aimco’s share of unconsolidated real estate partnerships and excludes noncontrolling interests in consolidated real estate partnerships. Proportionate reporting benefits the users of Aimco’s financial information by providing the amount of revenues, expenses, assets and liabilities attributable only to Aimco stockholders. Aimco also refers to this measure as “Aimco’s Share” of financial information. See Supplemental Schedules 1, 3 and 4 for reconciliation of Aimco’s proportionate share of financial results to Aimco’s consolidated financial statements.

AIMCO 1st Quarter 2011	Page 17

CAPITAL ADDITIONS DEFINITIONS AND RECONCILIATION

CAPITAL IMPROVEMENTS (CI): CI additions include all non-redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.

CAPITAL REPLACEMENTS (CR): Unlike CI additions, CR additions do not increase the useful life of an asset from its original purchase condition. They represent the share of additions that are deemed to replace the consumed portion of acquired capital assets. CR additions are deducted in the calculation of AFFO.

CASUALTY CAPITAL ADDITIONS: Capitalized costs incurred in connection with casualty losses and are associated with the restoration of the asset. A portion of the restoration costs is reimbursed by insurance carriers net of deductibles associated with each loss.

Supplemental Schedule 9 contains capital additions information related to (1) residential properties that Aimco owns and manages at the end of the period, (2) properties that are consolidated in Aimco’s GAAP financial statements, and (3) properties that are accounted for under the equity method of accounting in Aimco’s GAAP financial statements. Amounts do not include capital additions related to:

•	consolidated properties sold during the period or properties held for sale at the end of the period;
•	consolidated properties that are not multi-family such as commercial properties or fitness facilities; or
•	consolidated properties that Aimco owns but does not manage.

Aimco believes the capital addition detail provided in Supplemental Schedule 9 provides an enhanced understanding of capital additions related to our primary business of owning and operating apartment communities. A reconciliation of capital additions presented on Supplemental Schedule 9 to Aimco’s consolidated GAAP information is presented below.

Three Months Ended
(in thousands) (unaudited)	March 31, 2011

Capital Additions per Schedule 9	$27,008

Capital additions related to:

Unconsolidated real estate partnerships	(37)
Consolidated sold and held for sale properties	93
Consolidated properties that are not multi-family, such as commercial properties or fitness facilities	99

Consolidated capital additions	$27,163

CONVENTIONAL PROPERTIES: Conventional Properties represent Aimco’s portfolio of market-rate apartment communities. Aimco focuses on owning and operating apartment communities with rents that are 100% to 125% of local market average rents and concentrates its investment in the 20 largest apartment markets in the United States, as measured by apartment value. Aimco targets an investment in Conventional Properties of 90% or more of Net Asset Value.
DEBT SERVICE COVERAGE RATIO: As defined in Aimco’s credit agreement, the ratio of (a) Aimco’s adjusted total earnings before interest, taxes, depreciation and amortization (which is reduced by certain capital expenditure reserves) to (b) the actual debt service, for the four fiscal quarters preceding the date of calculation.
EFFECTIVE UNITS: Unit count at 100% ownership multiplied by Aimco’s ownership share. Effective Units may be used to analyze Aimco’s proportionate financial measures on a per-unit basis.

AIMCO 1st Quarter 2011	Page 18

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA): EBITDA is equal to Aimco’s adjusted total earnings before interest, taxes, depreciation and amortization as defined in Aimco’s credit agreement before capital addition reserves provided for in Aimco’s credit agreement. EBITDA is the numerator used in Aimco’s calculation of EBITDA Coverage of Interest Ratio and EBITDA Coverage of Preferred Dividends and Interest Ratio.
EBITDA COVERAGE OF INTEREST RATIO: The ratio of (a) Aimco’s EBITDA to (b) total interest expense charges, as provided for in Aimco’s credit agreement, for the four fiscal quarters preceding the date of calculation. This ratio is similar to Aimco’s Debt Service Coverage Ratio with the exception that Aimco’s EBITDA Coverage of Interest Ratio does not include capital addition reserves in the numerator and does not include debt amortization or capitalized interest in the denominator, while Debt Service Coverage Ratio does include these items. Aimco’s credit agreement does not contain any compliance thresholds for the EBITDA Coverage of Interest Ratio; however, Aimco management uses this ratio as one measure of leverage.
EBITDA COVERAGE OF INTEREST AND PREFERRED DIVIDENDS RATIO: The ratio of (a) Aimco’s EBITDA to (b) the sum of total interest expense and dividends/distributions on preferred shares/units, as provided for in Aimco’s credit agreement, for the four fiscal quarters preceding the date of calculation. This ratio is similar to Aimco’s Fixed Charge Coverage Ratio with the exception that Aimco’s EBITDA Coverage of Interest and Preferred Dividends Ratio does not include capital addition reserves in the numerator and does not include debt amortization or capitalized interest in the denominator, while Fixed Charge Coverage Ratio does include these items. Aimco’s credit agreement does not contain any compliance thresholds for the EBITDA Coverage of Interest and Preferred Dividends Ratio; however, Aimco management uses this ratio as one measure of leverage.
FIXED CHARGE COVERAGE RATIO: As defined in Aimco’s credit agreement, the ratio of (a) Aimco’s adjusted total earnings before interest, taxes, depreciation and amortization (which is reduced by certain capital expenditure reserves) to (b) fixed charges, which represents the sum of total interest expense, debt amortization and dividends/distributions on preferred shares/units, for the four fiscal quarters preceding the date of calculation.
FEE MANAGED PROPERTIES: Aimco provides property management and/or asset management services for a portfolio of properties, primarily pursuant to long-term arrangements with affiliated parties. In certain cases, Aimco may indirectly own generally less than one percent of the operations of such properties through a partnership syndication or other fund.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT’s April 1, 2002 White Paper.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding operating real estate impairments and preferred stock redemption related amounts (adjusted for noncontrolling interests). Both operating real estate impairment losses and preferred stock redemption related amounts are recurring items that affect Aimco’s operating results. Operating real estate impairment losses, net of related income tax benefits and noncontrolling interests, are excluded from Pro forma FFO because Aimco believes the inclusion of such losses in FFO is inconsistent with the treatment of gains on the disposition of operating real estate, which are not included in FFO. Aimco excludes preferred redemption related amounts (gains or losses) from Pro forma FFO because such amounts are not representative of operating results.

AIMCO 1st Quarter 2011	Page 19

FFO and Pro forma FFO are helpful to investors in understanding Aimco’s performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property. There can be no assurance that Aimco’s method for computing FFO is comparable with that of other real estate investment trusts. Net income (loss) attributable to Aimco common stockholders as determined in accordance with GAAP is reconciled to FFO and Pro forma FFO as presented on Supplemental Schedule 1 below.

	Three Months Ended
	March 31,
	2011	2010
(in thousands) (unaudited)

Net loss attributable to Aimco common stockholders	$(31,773)	$(40,440)
Adjustments:
Depreciation and amortization	100,911	105,035
Depreciation and amortization related to non-real estate assets	(3,217)	(3,948)
Depreciation of rental property related to noncontrolling partners and unconsolidated entities	(9,554)	(10,801)
Gain on dispositions of unconsolidated real estate and other, net of noncontrolling partners’ interest	(120)	(508)
Discontinued operations:
Gain on dispositions of real estate, net of noncontrolling partners’ interest	(6,553)	(17,231)
Depreciation of rental property, net of noncontrolling partners’ interest	394	3,659
Income tax expense (benefit) arising from disposals	178	(1,052)
Common noncontrolling interests in Aimco Operating Partnership’s share of above adjustments	(5,700)	(5,237)
Preferred stock dividends	12,456	12,922
Amounts allocable to partcipating securities	57	—

Funds From Operations	$57,079	$42,399
Preferred stock dividends	(12,456)	(12,922)
Amounts allocable to participating securities	(232)	(154)

Funds From Operations Attributable to Aimco Common Stockholders — Diluted	$44,391	$29,323

Operating real estate impairment losses, net of noncontrolling partners’ interest and related income tax benefit	1,474	8,209
Common noncontrolling interests in Aimco Operating Partnership’s share of above adjustments	(102)	(571)
Amounts allocable to participating securities	(8)	(40)

Pro Forma Funds From Operations Attributable to Aimco Common Stockholders — Diluted	$45,755	$36,921

Capital Replacements, net of common noncontrolling interests in Aimco Operating Partnership	(11,506)	(11,516)
Amounts allocable to participating securities	66	60

Adjusted Funds From Operations Attributable to Aimco Common Stockholders — Diluted	$34,315	$25,465

Weighted average shares — diluted FFO	117,650	116,334
Funds From Operations per share (diluted)	$0.38	$0.25
Pro forma Funds From Operations per share (diluted)	$0.39	$0.32
Adjusted Funds From Operations per share (diluted)	$0.29	$0.22
OTHER AFFORDABLE PROPERTIES: Affordable Properties that do not meet the Same Store property definition because (1) the property is under redevelopment, (2) the property is not managed by Aimco, and/or (3) Aimco’s ownership in the property is less than 10%.
OTHER CONVENTIONAL PROPERTIES: Conventional Properties that have significant rent control restrictions, university housing properties and properties that are not multi-family such as commercial properties or fitness facilities.
OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to our unconsolidated partnerships, certain other corporate expenses and partnership expenses (partnership level expenses incurred directly or indirectly for services such as audit, tax and legal).

AIMCO 1st Quarter 2011	Page 20

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; off-site property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is considered by many in the real estate industry to be a useful measure for determining the value of real estate. A reconciliation of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts is provided below and on the following page.
Reconciliation of Proportionate Property NOI Amounts in Supplemental Schedule 1 to Proportionate Property NOI Amounts Included in Aimco’s Earnings Release and Supplemental Schedule 6(a)
First Quarter 2011 Compared to First Quarter 2010
(in thousands) (unaudited)

	Three Months Ended March 31, 2011				Three Months Ended March 31, 2010
		Properties		Proportionate		Properties		Proportionate
	Proportionate	Owned but	Ownership	Property	Proportionate	Owned but	Ownership	Property
	Amount	Not Managed	Adjustments	Amount	Amount	Not Managed	Adjustments	Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$188,199	$—	$1,058	$189,257	$182,649	$—	$3,610	$186,259
Affordable Same Store	29,540	—	—	29,540	28,001	—	5	28,006

Total Same Store	217,739	—	1,058	218,797	210,650	—	3,615	214,265
Other Conventional	22,264	(1,198)	135	21,201	22,240	(1,166)	371	21,445
Other Affordable	6,219	(2,616)	—	3,603	5,693	(2,382)	—	3,311

Total rental and other property revenues	246,222	(3,814)	1,193	243,601	238,583	(3,548)	3,986	239,021

Property operating expenses
Conventional Same Store	70,096	—	714	70,810	73,992	—	1,811	75,803
Affordable Same Store	12,486	—	—	12,486	13,528	—	5	13,533

Total Same Store	82,582	—	714	83,296	87,520	—	1,816	89,336
Other Conventional	11,289	(769)	78	10,598	10,996	(796)	192	10,392
Other Affordable	3,080	(1,577)	—	1,503	3,239	(1,726)	—	1,513

Total property operating expenses	96,951	(2,346)	792	95,397	101,755	(2,522)	2,008	101,241

Property NOI:
Conventional Same Store	118,103	—	344	118,447	108,657	—	1,799	110,456
Affordable Same Store	17,054	—	—	17,054	14,473	—	—	14,473

Total Same Store	135,157	—	344	135,501	123,130	—	1,799	124,929
Other Conventional	10,975	(429)	57	10,603	11,244	(370)	179	11,053
Other Affordable	3,139	(1,039)	—	2,100	2,454	(656)	—	1,798

Net real estate operations	$149,271	$(1,468)	$401	$148,204	$136,828	$(1,026)	$1,978	$137,780

	% Aimco
	1Q 2011 NOI	Revenue	Expenses	NOI
Year-over-Year Change:
Conventional Same Store	80%	1.6%	-6.6%	7.2%
Affordable Same Store	12%	5.5%	-7.7%	17.8%

Total Same Store	92%	2.1%	-6.8%	8.5%
Other Conventional	7%	-1.1%	2.0%	-4.1%
Other Affordable	1%	8.8%	-0.7%	16.8%

Net real estate operations	100%	1.9%	-5.8%	7.6%

AIMCO 1st Quarter 2011	Page 21

Reconciliation of GAAP to Supplemental Schedule 6(b) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)

	Three Months Ended December 31, 2010
		Proportionate
		Share of				Proportionate
	Consolidated	Unconsolidated	Noncontrolling	Proportionate	Ownership	Property
	Amounts	Partnerships	Interests	Amount	Adjustments	Amount
Conventional Same Store:
Rental and other property revenues	$202,308	$—	$(15,994)	$186,314	$2,336	$188,650
Property operating expenses	74,461	—	(6,255)	68,206	1,170	69,376

Property NOI	$127,847	$—	$(9,739)	$118,108	$1,166	$119,274

Reconciliation of GAAP to Supplemental Schedule 3 Trailing Twelve Month (TTM) Proportionate NOI Amounts
(in thousands) (unaudited)

						Subtract	Add
						Three Months	Three Months
						Ended	Ended
	Year Ended December 31, 2010				Y2010 to Y2011	March 31, 2010	March 31, 2011
					Property
					Classification,
		Proportionate			Discontinued
		Share of			Operations and			TTM
	Consolidated	Unconsolidated	Noncontrolling	Proportionate	GAAP Consolidation	Proportionate	Proportionate	Proportionate
	Amount	Partnerships	Interests	Amount	Accounting Changes	Amount	Amount	Amount
Rental and other property revenues:
Conventional Same Store properties	$816,986	$—	$(68,608)	$748,378	$(13,491)	$(182,649)	$188,199	$740,437
Other Conventional properties	82,855	4,730	(8,047)	79,538	10,118	(22,240)	22,264	89,680
Affordable properties	206,681	10,809	(74,100)	143,390	(2,989)	(33,694)	35,759	142,466

Total rental and other property revenues	1,106,522	15,539	(150,755)	971,306	(6,362)	(238,583)	246,222	972,583

Property operating expenses:
Conventional Same Store properties	312,904	—	(27,519)	285,385	(5,090)	(73,992)	70,096	276,399
Other Conventional properties	39,687	3,008	(3,941)	38,754	3,079	(10,996)	11,289	42,126
Affordable properties	99,708	6,398	(39,933)	66,173	(1,668)	(16,767)	15,566	63,304

Total property operating expenses	452,299	9,406	(71,393)	390,312	(3,679)	(101,755)	96,951	381,829

Net operating income:
Conventional Same Store properties	504,082	—	(41,089)	462,993	(8,401)	(108,657)	118,103	464,038
Other Conventional properties	43,168	1,722	(4,106)	40,784	7,039	(11,244)	10,975	47,554
Affordable properties	106,973	4,411	(34,167)	77,217	(1,321)	(16,927)	20,193	79,162

Total net operating income	$654,223	$6,133	$(79,362)	$580,994	$(2,683)	$(136,828)	$149,271	$590,754

AIMCO 1st Quarter 2011	Page 22

REDEVELOPMENT PROPERTIES: Properties where (1) a substantial number of available units have been vacated for major renovations or have not been stabilized in occupancy for at least one year as of the earliest period presented, or (2) other significant renovation, such as exteriors, common areas or unit improvements (done upon lease expirations), is underway or has been complete for less than one year, as of the earliest period presented. In both cases the properties have been removed from the Same Store portfolio. Redevelopment properties are classified as either Conventional or Affordable. Aimco combines Affordable Redevelopment Properties with Other Affordable Properties for financial reporting purposes within its Supplemental Schedules 1 and 2.
SAME STORE PROPERTIES: Same Store properties are those properties (1) that are managed by Aimco, (2) in which Aimco’s ownership exceeds 10%, and (3) that have reached and maintained a stabilized level of occupancy during the current period and each period for which comparable results are presented. Same Store properties are classified as either Conventional or Affordable and properties classified in the consolidated financial statements as held for sale are not included in Same Store. To ensure comparability between periods, the proportionate Conventional Same Store information shown on Supplemental Schedules 6a through 6b is based on Aimco’s current period ownership.

AIMCO 1st Quarter 2011	Page 23